Exhibit 99(i)
                                 JOINT PRESS RELEASE

              DIALYSIS CORPORATION OF AMERICA TO ACQUIRE MEDICORE, INC.

Linthicum, Maryland and Hialeah, Florida, March 15, 2005 - Dialysis Corporation of America (NASDAQ-DCAI) and Medicore, Inc. (NASDAQ-MDKI) jointly announced that they have agreed to terms whereby Medicore, Inc., which owns 57% of Dialysis Corporation of America ("DCA"), will merge into DCA for a total consideration of approximately 5,289,000 shares of DCA common stock. Upon completion of the merger, each Medicore shareholder will receive .68 shares of DCA common stock for each share of Medicore common stock, Medicore's current 57% ownership of DCA will be retired, and the aggregate outstanding shares of DCA will be approximately 9,000,000 shares of common stock.

The merger will simplify the corporate structure and enable the ownership of the control interest of DCA to be in the public hands, rather than one controlling party. This merger will also provide DCA with the assets of Medicore to continue to build its dialysis business, and create the opportunity to expand the medical supply operations.

DCA President & CEO, Stephen Everett, commented, "The infusion of additional capital resources into our company makes this very appealing to DCA as we continue to build and expand our company."

Thomas K. Langbein, President & CEO of Medicore, and Chairman of both companies, added, "Medicore has been more than pleased with the growth and success that DCA has demonstrated, and we look forward to the future of DCA."

The boards of each of DCA and Medicore approved the merger of the two companies. Completion of the transaction is subject to, among other things, customary closing conditions, satisfactory tax and fairness opinions, and the approval by the shareholders of each company, which approvals will be sought at the annual meetings of each of those companies, currently anticipated to take place in July, 2005. No DCA stock consideration will be issued in this transaction until the merger is consummated following approval by the stockholders of both companies.

DCA owns and operates freestanding kidney hemodialysis centers located in Georgia, Maryland, New Jersey, Ohio, Pennsylvania, South Carolina and Virginia, and provides in-hospital dialysis services on a contract basis to certain hospitals located in those states. DCA provides patients with their choice of a full range of quality in-center, acute or at-home hemodialysis services.

Medicore is primarily engaged in the operation of kidney dialysis centers through DCA, and also has a medical supply division which distributes medical products, owns realty in Hialeah, Florida, and holds investments in two affiliated Linux software companies.

DCA will file a registration statement, which will include a proxy statement/prospectus as well as other the relevant documents concerning the proposed transaction. Stockholders are urged to read the proxy statement/prospectus when it becomes available and all other relevant documents filed with the SEC, as well as amendments or supplements to those documents, as they will contain important information as to DCA and Medicore, the proposed transaction, and the stockholder approval process.

You will be able to obtain a free copy of the proxy statement/prospectus, as well as other filings containing important information about DCA and Medicore, at the SEC's internet site, http://www.sec.gov. Copies of the proxy statement/prospectus can be obtained without charge, by directing a request to Lawrence E. Jaffe, Secretary of Medicore and DCA, at Jaffe & Falk, LLC, 777 Terrace Avenue, Hasbrouck Heights, NJ 07604, telephone: (201) 288-8282.

Medicore and its respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of Medicore in connection with the proposed merger. The proxy statement/prospectus will include DCA's information statement, and does not require a solicitation of proxies from DCA stockholders. Information about the executive officers and directors of Medicore and DCA and their respective ownership of Medicore and DCA common stock will be set forth in the proxy statement/prospectus, which will update the information provided in the Medicore proxy statement dated April 27, 2004 for Medicore's 2004 annual meeting of stockholders, and DCA's information statement dated April 27, 2004 for DCA's 2004 annual meeting, each as filed with the SEC. Information regarding the interests of directors and executive officers of Medicore and DCA in the merger and related transactions will be included in the proxy statement/prospectus and other relevant documents to be filed with the SEC.

This release contains forward-looking statements that are subject to risks and uncertainties that could cause actual results and plans to differ materially from those anticipated. Those factors include, but are not limited to, receipt of satisfactory tax and fairness opinions and shareholder approval as indicated above, the declaration of effectiveness by the SEC of a registration statement to be filed covering DCA's common stock consideration to the Medicore shareholders, which review and effectiveness process provides uncertainties as to the timing of the meetings for shareholder approval. In addition, there may be certain delays beyond DCA's control with respect to future business events, the highly competitive environment in the establishment and operation of dialysis centers, the ability to develop or acquire additional dialysis facilities, whether patient bases of DCA's facilities can expand to provide profitability, regulation of dialysis operations, government rate determination for Medicare reimbursement, and other risks detailed in DCA's filings with the SEC, particularly as described in DCA's annual report on Form 10-K for the fiscal year ended December 31, 2003, and those to be set forth in its annual report on Form 10-K for the fiscal year ended December 31, 2004, to be filed on or about March 31, 2005. Other DCA press releases, corporate profile, corporate governance materials, quarterly and current reports, and other filings with the SEC are available on DCA's internet home page: http://www.dialysiscorporation.com.

Medicore has similar risks and uncertainties, and in addition to those reflected for DCA, has the risk as to the value it may realize on its ownership interest in two affiliated Linux software companies. Other risks are detailed in Medicore's filings with the SEC, particularly as described in its annual report on Form 10-K for the year ended December 31, 2003, and those set forth in its annual report on Form 10-K for the fiscal year ended December 31, 2004, to be filed on or prior to March 31, 2005. Medicore's press releases, corporate profile, corporate governance materials, and other reports and filings with the SEC are available on Medicore's internet home page: http://www.medicore.com.

CONTACT: For additional information, you may contact:

Stephen W. Everett, President & CEO of Dialysis Corporation of America, 1302 Concourse Drive, Suite 204, Linthicum, MD 21090; Telephone Number (410) 694-0500.

Thomas K. Langbein, Chairman of the Board, President & CEO of Medicore, Inc., 777 Terrace Avenue, Hasbrouck Heights, NJ 07604; Telephone Number (201) 288-8220.